UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2013

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

Director Appointments to Audit, Compensation and Reserves Committees.

On April 1, 2013, the Board of Directors (the “Board”) of Halcón Resources Corporation, a Delaware corporation (the “Company”) appointed directors Kevin E. Godwin to serve on the Audit Committee of the Board, Michael A. Vlasic to serve on the Compensation Committee of the Board and David S. Hunt to serve on the Reserves Committee of the Board.

Mr. Godwin became a director of the Company in December 2012 in connection with the closing of a private placement of common stock to Canada Pension Plan Investment Board.  In addition to Mr. Godwin, the Audit Committee of the Board currently includes James W. Christmas, Stephen P. Smiley and James L. Irish III, who serves as Chairman of the Audit Committee and Lead Independent Director.

Mr. Vlasic became a director of the Company in August 2012 in connection with the merger of GeoResources, Inc. with a direct wholly-owned subsidiary of the Company.  In addition to Mr. Vlasic, the Compensation Committee of the Board currently includes Tucker S. Bridwell, Daniel A. Rioux and Stephen P. Smiley, who serves as Chairman of the Compensation Committee.

Mr. Hunt became a director of the Company in December 2012 in connection with the Company’s acquisition of oil and natural gas properties and related assets in the Williston Basin.  In addition to Mr. Hunt, the Reserves Committee of the Board currently includes Tucker S. Bridwell, Mark A. Welsh IV and Thomas R. Fuller, who serves as Chairman of the Reserves Committee.

Biographical information for each director of the Company, the charter governing each committee of the Board along with other corporate governance documents applicable to the Company, are available under the “Investor Relations — Corporate Governance” section of the Company’s website at www.halconresources.com. References to our website address do not constitute incorporation by reference of the information contained on our website and should not be considered part of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

April 3, 2013	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer